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Southern California Gas Company

Pacific Enterprises

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SOUTHERN CALIFORNIA GAS COMPANY

PACIFIC ENTERPRISES

NOTICE OF

ANNUAL MEETINGS OF SHAREHOLDERS

The Annual Meetings of Shareholders of Southern California Gas Company and Pacific Enterprises will be held on June 15, 2011, at 1:00 p.m. at 101 Ash Street, San Diego, California. Each of the companies is a subsidiary of Sempra Energy.

The Annual Meeting of each company will be held for the following purposes:

(1) To elect directors for the ensuing year.

(2) To conduct an advisory vote on executive compensation.

(3) To conduct an advisory vote on the frequency of advisory votes on executive compensation.

(4) To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on April 25, 2011, are entitled to notice of and to vote at the Annual Meeting of each company of which they are a shareholder.

The Annual Meetings are business-only meetings. They will not include any presentations by management and the companies do not encourage shareholder attendance.

Only shareholders are entitled to attend the Annual Meetings. Shareholders who own shares registered in their names will be admitted to the meetings upon verification of record share ownership. Shareholders who own shares through banks, brokers or other nominees must present proof of beneficial share ownership (such as the most recent account statement prior to April 25, 2011) to be admitted.

Additional information regarding each of the companies is included in its Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. These documents also are available on the Sempra Energy website at www.sempra.com under the “Investor” and “Company SEC Filings” tabs. Each company will furnish a copy of its 2010 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any of its shareholders who so request by writing to the office of the Corporate Secretary at 101 Ash Street, San Diego, California, 92101-3017. Information on the website does not constitute part of this Information Statement.

Jennifer F. Jett

Corporate Secretary

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Southern California Gas Company and Pacific Enterprises are providing this Information Statement to their shareholders in connection with their respective Annual Meetings of Shareholders to be held on June 15, 2011. The Notice of Annual Meetings and Information Statement and the annual report to shareholders are being mailed to shareholders beginning May 2, 2011.

THE COMPANIES

Southern California Gas Company, which we refer to as SoCalGas, is an indirect investor-owned public utility subsidiary of Sempra Energy. Pacific Enterprises, which we refer to as PE, is a direct subsidiary of Sempra Energy and the parent corporation of SoCalGas. We refer to SoCalGas and PE collectively as the companies.

SoCalGas’s principal executive offices are located at The Gas Company Tower, 555 West Fifth Street, Los Angeles, California, 90013-1046. Its telephone number is (213) 244-1200.

PE’s principal executive offices are located at 101 Ash Street, San Diego, California, 92101-3017. Its telephone number is (619) 696-2020.

OUTSTANDING SHARES AND VOTING RIGHTS

SoCalGas

SoCalGas’s Board of Directors has fixed April 25, 2011, as the record date for determining the shareholders of SoCalGas entitled to notice of and to vote at the SoCalGas Annual Meeting. On that date, SoCalGas’s outstanding shares consisted of 91,300,000 shares of common stock and 862,043 shares of preferred stock. All SoCalGas common stock and 50,970 shares of SoCalGas preferred stock are owned by PE.

In electing directors, each share is entitled to one vote for each of the four director positions and shareholders will be entitled to cumulate votes if any shareholder gives notice of an intention to do so at the meeting and prior to the voting. If that notice is given, all shareholders may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or distribute their votes among two or more such candidates in such proportions as they may determine. In voting on any other matters that may be considered at the Annual Meeting, each share is entitled to one vote.

The shares of SoCalGas owned by PE and indirectly owned by Sempra Energy represent over 99% of SoCalGas’s outstanding shares and the number of votes entitled to be cast on the matters to be considered at the SoCalGas Annual Meeting. PE has advised SoCalGas that it intends to vote “FOR” each of the nominees for election to the Board of Directors, “FOR” the advisory vote to approve executive compensation, and to conduct future advisory votes on executive compensation every year.

PE

PE’s Board of Directors has fixed April 25, 2011, as the record date for determining the shareholders of PE entitled to notice of and to vote at the PE Annual Meeting. On that date, PE’s outstanding shares consisted of 83,917,664 shares of common stock, all of which is owned by Sempra Energy, and 800,253 shares of preferred stock, all of which is publicly held.

In electing directors, each share is entitled to one vote for each of the four director positions, but cumulative voting for directors is not permitted. In voting on any other matters that may be considered at the Annual Meeting, each share is entitled to one vote.

The shares of PE owned by Sempra Energy represent over 99% of PE’s outstanding shares and the number of votes entitled to be cast on the matters to be considered at the PE Annual Meeting. Sempra Energy has advised PE that it intends to vote “FOR” each of the nominees for election to the Board of Directors, “FOR” the advisory vote to approve executive compensation, and to conduct future advisory votes on executive compensation every year.

GOVERNANCE OF THE COMPANIES

The business and affairs of SoCalGas and PE are managed and all corporate powers are exercised under the direction of their respective Boards of Directors in accordance with the California General Corporation Law as implemented by their respective Articles of Incorporation and Bylaws.

Board of Directors

Board Meetings; Annual Meetings of Shareholders

During 2010, the Board of Directors of SoCalGas held 15 meetings and acted two times by unanimous written consent; and the Board of Directors of PE held 12 meetings and acted one time by unanimous written consent. Each director of SoCalGas attended at least 75% of the company’s board meetings. With respect to PE, Messrs. Chaudhri and Snell attended 71% of the company’s board meetings.

The Annual Meetings of Shareholders are business-only meetings without presentations by management. The companies do not encourage attendance at the meetings by public shareholders. Last year, Mr. Allman was the only director who attended the companies’ annual meetings.

Leadership Structure

The Chief Executive Officer of each company also serves as the Chairman of the company’s Board of Directors. As subsidiaries of Sempra Energy, SoCalGas and PE are not subject to stock exchange listing standards requiring independent directors and various board committees. All of the directors of the companies also are officers of the companies or Sempra Energy and, as such, none is an independent director. The boards of the companies do not maintain any committees.

Nominees for election as directors are determined by the board of each company, and the boards will not consider director candidates recommended by shareholders other than their respective direct and indirect parent companies. The board of each company consists of the Chief Executive Officer of the company and three senior officers of Sempra Energy with varying professional and business expertise. Although Sempra Energy, SoCalGas and PE promote diversity in hiring employees and in the appointment of their senior officers, diversity is not otherwise considered in selecting the officers that serve as directors of the companies.

Sempra Energy’s Board of Directors is composed of a substantial majority of independent directors and maintains standing Audit, Compensation and Corporate Governance Committees composed solely of independent directors. The Sempra Energy board also has adopted a Code of Business Conduct and Ethics for Directors and Officers that is applicable to the directors and officers of the companies, and officers of the companies also are subject to Business Conduct Guidelines that apply to all employees of the companies.

Risk Oversight

Assessing and monitoring risks and risk management are functions of the Board of Directors of each company. The boards review and oversee strategic, financial and operating plans that generally are intended to provide reliable earnings with modest risk. Each company’s management is responsible for identifying and moderating risk in a manner consistent with these goals. SoCalGas has a board-established Risk Management Committee composed of members of management that is responsible for the oversight of risk management within the company’s gas procurement department. SoCalGas’s board fulfills its risk oversight function through management reports directly to the board.

Review of Related Person Transactions

Securities and Exchange Commission rules require each company to disclose certain transactions involving more than $120,000 in which the company is a participant and any of its directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. Each Board of Directors has adopted a written policy that requires the board to review any such “related person transaction” before the company enters into the transaction. There have been no transactions or proposed transactions requiring such review during 2010 or 2011.

Communications with the Board

Shareholders or interested parties who wish to communicate with the boards of the companies or an individual director may do so by writing directly to the board or the director at the address of the applicable company set forth under the caption “The Companies.”

Compensation of Directors

All of the companies’ directors are employees of SoCalGas or Sempra Energy and are not otherwise compensated for their service on the Boards of Directors.

INDEPENDENT AUDITORS

Representatives of Deloitte & Touche LLP, the independent registered public accounting firm for SoCalGas and PE, are expected to attend the Annual Meetings of Shareholders. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Deloitte & Touche also serves as the independent registered public accounting firm for Sempra Energy and its other public subsidiary, San Diego Gas & Electric Company.

The following table shows the fees paid to Deloitte & Touche for services provided to SoCalGas and PE for 2010 and 2009 (in thousands of dollars).

	SoCalGas and PE
	2010		2009
	Fees	% of Total	Fees	% of Total
Audit Fees
Consolidated Financial Statements and Internal Controls Audit	$1,946		$2,045
SEC Filings and Related Services	25		6

Total Audit Fees	1,971	92%	2,051	96%

Audit-Related Fees
Employee Benefit Plan Audits	172		92
Other Audit-Related Services	—		—

Total Audit-Related Fees	172	8%	92	4%

Tax Fees
Tax Planning and Compliance	—		—
Other Tax Services	—		—

Total Tax Fees	—		—

All Other Fees	—		—

Total Fees	$2,143		$2,143

The Audit Committee of Sempra Energy’s Board of Directors is directly responsible and has sole authority for selecting, appointing, retaining and overseeing the work and approving the compensation of the independent registered public accounting firm for Sempra Energy and its subsidiaries, including the companies. Sempra Energy’s board has determined that each member of its Audit Committee is an independent director and is financially literate, and that the chair of the committee is an audit committee financial expert.

Sempra Energy’s Audit Committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche for Sempra Energy and its subsidiaries, including those related to the fees described in the table above. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services, give detailed guidance to management as to the specific services that are eligible for general pre-approval and provide specific cost limits for each service on an annual basis. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT

The Boards of Directors of SoCalGas and PE have reviewed and discussed the audited financial statements of the respective companies for the year ended December 31, 2010, with management and Deloitte & Touche LLP, the independent registered public accounting firm.

The boards also have discussed with Deloitte & Touche the matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board, Communications with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board. They also have received from Deloitte & Touche a letter providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board with respect to their independence.

Based on these considerations, the Boards of Directors directed that the audited financial statements of the companies be included in their Annual Report on Form 10–K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

BOARDS OF DIRECTORS

Michael W. Allman, Chair

Javade Chaudhri

Joseph A. Householder

Mark A. Snell

SHARE OWNERSHIP

All of the outstanding SoCalGas common stock is owned by PE and all of the outstanding common stock of PE is owned by Sempra Energy. None of the directors or officers of the companies owns any preferred shares of the companies.

The following table sets forth the number of shares of Sempra Energy common stock beneficially owned on March 31, 2011, by each director of the companies, by each executive officer of the companies named in the compensation tables of this Information Statement, and by all current directors and executive officers of the companies as a group. These shares, upon giving effect to the exercise of options that are exercisable (or that will become exercisable within 60 days), total less than 1% of Sempra Energy’s outstanding shares.

Share Ownership	Current Beneficial Holdings (A)	Shares Subject To Exercisable Options (B)	Phantom Shares (C)	Total
Michael W. Allman	18,813	89,325	4,525	112,663
Javade Chaudhri	51,454	71,175	3,652	126,281
Joseph A. Householder	29,958	47,950	3,878	81,786
Erbin B. Keith	29,394	46,400	1,038	76,832
Debra L. Reed (D)	60,472	117,725	13,044	191,241
Lee Schavrien	30,672	13,875	1,627	46,174
Robert M. Schlax	2,070	14,000	3,542	19,612
Anne S. Smith	659	28,175	1,863	30,697
Mark A. Snell	93,526	132,100	5,442	231,068
Lee M. Stewart	14,778	29,650	7,999	52,427
Current SoCalGas Directors and Executive Officers as a group (10 persons) (E)	284,841	472,700	28,398	785,939
Current PE Directors and Executive Officers as a group (6 persons) (E)	196,480	382,725	22,902	602,107

(A)	Includes unvested shares of restricted stock that may be voted but are not transferable until they vest. These total 5,276 shares for Mr. Householder; 3,776 shares for Mr. Schavrien; 5,276 shares for Mr. Snell; 14,328 shares for all SoCalGas directors and executive officers as a group; and 10,552 shares for all PE directors and executive officers as a group.

(B)	Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(C)	Represents deferred compensation deemed invested in phantom shares of Sempra Energy common stock. These shares track the performance of Sempra Energy common stock but cannot be voted or transferred.

(D)	Ms. Reed left SoCalGas and PE and became Executive Vice President of Sempra Energy on April 3, 2010.

(E)	All of the individuals named in the table that are included in these groups are directors or officers of SoCalGas. Mr. Allman is also a director and officer of PE, and Mr. Schlax and Ms. Smith are also officers of PE.

Sempra Energy has approximately 210,000 shareholders. The only person known to Sempra Energy to own beneficially more than 5% of Sempra Energy’s outstanding shares is BlackRock, Inc., 40 East 52nd Street, New York, New York. BlackRock has reported that at December 31, 2010, it and related entities beneficially owned 14,477,978 shares for which they had sole voting and dispositive power. These shares represent approximately 6.0% of Sempra Energy’s outstanding shares.

Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 16,471,637 shares of Sempra Energy common stock (approximately 6.9% of the outstanding shares) for the benefit of employees as of March 31, 2011.

For information regarding share ownership requirements applicable to the company’s directors and officers, please see “Executive Compensation — Compensation Discussion and Analysis — Share Ownership Requirements.”

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of each of the companies are required to file reports with the Securities and Exchange Commission regarding their ownership of shares of the companies of which they are an officer or director. Based solely on a review of copies of the reports that have been furnished to the companies and representations from directors and executive officers that no other reports were required, the companies believe that all filing requirements applicable to their respective directors and executive officers were timely met during 2010.

ELECTION OF DIRECTORS

At the Annual Meeting of each company, four directors will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The four director candidates receiving the highest number of affirmative votes will be elected as directors of the respective companies. Votes against the directors and votes withheld will have no legal effect.

Messrs. Allman, Chaudhri, Householder and Snell serve on the board of each company. The four current directors of each company have been nominated for re-election to the respective boards.

The name of each nominee, biographical information regarding each nominee and a description of each nominee’s specific experience and attributes that make him a well qualified and valuable board member are set forth below. The directors have held the positions set forth below or various positions with the same or affiliated organizations for at least the last five years.

Michael W. Allman, 50, became a director and the Chief Executive Officer, President and Chairman of the Board of Directors of SoCalGas and PE in 2010. Prior to that, he was a Vice President of Sempra Energy. From 2006 to early 2010, Mr. Allman was the President and Chief Executive Officer of Sempra Generation, a subsidiary of Sempra Energy. From 2005 to 2006, Mr. Allman served as Vice President and Chief Financial Officer of Sempra Energy’s competitive energy businesses.

Mr. Allman has extensive experience developing and managing large natural gas and renewable energy facilities, broad knowledge of the natural gas industry, a background in finance and significant executive experience.

Javade Chaudhri, 58, became a director of SoCalGas and PE in 2010. He is an Executive Vice President and the General Counsel of Sempra Energy.

Mr. Chaudhri has extensive experience in legal affairs and compliance matters gained from his many years as a practicing attorney. Prior to joining Sempra Energy, he served as general counsel of Gateway Inc. and before that was a partner at several prominent law firms.

Joseph A. Householder, 55, became a director of SoCalGas and PE in 2010. He is a Senior Vice President and the Chief Accounting Officer and Controller of Sempra Energy.

Prior to joining Sempra Energy, Mr. Householder was a partner at PricewaterhouseCoopers’ national tax office and served as vice president of corporate development and assistant chief financial officer at Unocal. Mr. Householder has in-depth knowledge of corporate accounting, tax and compliance practices, particularly within the energy industry.

Mark A. Snell, 54, became a director of SoCalGas and PE in 2010. He is an Executive Vice President and the Chief Financial Officer of Sempra Energy. Mr. Snell also is a director of Denver-based Venoco, Inc.

Prior to assuming his current role with Sempra Energy, Mr. Snell oversaw Sempra Energy’s natural gas infrastructure businesses. Before joining Sempra Energy, Mr. Snell held chief financial positions at the water management firm Earth Tech, the engineering firm Dames and Moore, and the law firm Latham & Watkins LLP.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Boards of Directors of SoCalGas and PE recognize that performance-based executive compensation is an important element in driving long-term shareholder value. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking shareholders to approve an advisory resolution on SoCalGas and PE’s executive compensation as reported in this Information Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the companies’ shareholders the opportunity to express their views on the compensation of the executive officers named in the executive compensation tables in this Information Statement (“named executive officers”).

To be approved for each of SoCalGas and PE, the proposal must receive more “FOR” than “AGAINST” votes from holders of outstanding voting stock of each such company, and the “FOR” votes must also represent more than 25% of each such company’s outstanding voting stock. If you indicate “ABSTAIN,” it will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meetings, but will not be considered a vote cast with respect to this proposal.

Compensation Discussion and Analysis

As described more fully in the Compensation Discussion and Analysis section of this Information Statement, the companies’ executive compensation program is designed to attract, motivate, and retain key employees, including the companies’ named executive officers, and promote strong, sustainable, long-term performance. We urge the companies’ shareholders to read “Executive Compensation — Compensation Discussion and Analysis,” which describes in detail how the companies’ executive compensation policies and procedures operate and, more specifically, describes the companies’ 2010 executive compensation program and decisions. The Boards of Directors believe that the companies’ executive compensation program fulfills these objectives and is reasonable, competitive and aligned with the companies’ performance and the performance of their executives.

Resolution

We are asking the shareholders of SoCalGas and PE to indicate their support for the compensation of the companies’ named executive officers as described in this Information Statement by voting in favor of the following resolution:

“RESOLVED, as an advisory matter, the shareholders of each of Southern California Gas Company and Pacific Enterprises approve the compensation paid to the companies’ named executive officers as disclosed in the Information Statement for the 2011 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

This say-on-pay vote is advisory and will not be binding on the companies.

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY

VOTES ON EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in the section above should occur every year, every two years or every three years.

After careful consideration, the Boards of Directors have determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the companies at this time.

While the companies’ executive compensation program is designed to promote a long-term connection between pay and performance, the boards recognize that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the companies with more direct and immediate feedback on the compensation disclosures.

However, shareholders should note that the advisory vote on executive compensation occurs well after the beginning of the compensation year. In addition, the different elements of the companies’ executive compensation program are designed to operate in an integrated manner and to complement one another. Therefore, in many cases it may not be appropriate or feasible to change the executive compensation program in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meetings of shareholders.

We believe that an annual advisory vote on executive compensation is consistent with the companies’ practice of seeking input and engaging in dialogue with shareholders on corporate governance matters (including the companies’ practice of having all directors elected annually) and the companies’ executive compensation philosophy, policies and practices.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the boards. Shareholders who attend the meetings will be able to vote for one of four choices for this proposal: one year, two years, three years or abstain.

The option of one year, two years or three years that receives the greatest number of affirmative votes from the holders of each of SoCalGas’s and PE’s outstanding voting stock will be considered to be the preferred option of shareholders of each such company. If you indicate “ABSTAIN,” it will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meetings, but will not be considered a vote cast with respect to this proposal.

Although non-binding, the boards will review and consider these voting results. Notwithstanding the boards’ determination that holding an advisory vote on executive compensation every year is the most appropriate policy at this time, and notwithstanding the outcome of the shareholder votes, the boards may in the future decide to conduct advisory votes on a more or less frequent basis and may vary their practices based on factors such as discussions with shareholders and the adoption of material changes to the companies’ executive compensation program.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

SoCalGas is an indirect subsidiary of Sempra Energy. As a direct subsidiary of Sempra Energy, PE is a holding company for SoCalGas and does not conduct its own operations. All of the executive officers of PE are also executive officers of SoCalGas and do not receive additional compensation for their services as officers of PE.

What information is provided in this section of the Information Statement?

In this Compensation Discussion and Analysis, we:

•	Outline our compensation philosophy and discuss how the SoCalGas Board of Directors determines executive pay.
•	Describe each element of executive pay, including base salaries, short- and long-term incentives and executive benefits.
•	Describe how we manage risk in our incentive compensation plans.

What is our Compensation Philosophy?

The SoCalGas Board of Directors sets the company’s executive pay philosophy.

Our compensation philosophy emphasizes:

•	Aligning pay with short-term and long-term company performance.
•	Performance-based incentives aligned with value creation for shareholders.
•	Balance between short- and long-term incentives.
•	More pay tied to performance at higher levels of responsibility.

Elements of our pay program that demonstrate our pay-for-performance philosophy include:

•	Over 70 percent of our CEO’s target pay is performance-based.
•	Performance measures in our short-term and long-term incentive plans are directly linked to SoCalGas’s and Sempra Energy’s financial performance and Sempra Energy shareholder returns.
•	One hundred percent of short-term and long-term incentive compensation is performance-based.
•	Historically, eighty percent of long-term incentive compensation was in the form of performance-based restricted stock units and twenty percent was in the form of stock options.
•

Beginning in 2011, all long-term incentive compensation will be delivered through performance-based restricted stock units with a performance measure tied to four-year relative cumulative total shareholder return.

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.

Our compensation program goals include:

•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate high standards of integrity and ethics.
•	Aligning compensation with company performance.
•	Motivating executives to achieve superior performance.
•	Strongly linking executive compensation to both annual and long-term corporate, business unit and individual performance.

Company performance is the key indicator of whether our programs are effective. In 2010, employees of SoCalGas and San Diego Gas & Electric Company (“SDG&E”), also a public utility subsidiary of Sempra Energy, participated in a combined utilities’ incentive plan. SoCalGas and SDG&E are referred to below collectively as the “Sempra Energy utilities.” The earnings before interest and taxes (“EBIT”) of these two utilities, nonfinancial operational measures and Sempra Energy earnings were the primary performance measures under the annual incentive plan. In contrast, Sempra Energy stock price appreciation and total return to shareholders are the key measures for long-term performance.

What compensation governance measures are in place?

Our strong compensation governance program is exemplified by:

•

A clawback policy provides for forfeiture, recovery or reimbursement of incentive plan awards as required by law or stock exchange rules. In addition, compensation may be recouped if the company determines that the results on which compensation was paid were not actually achieved, or in instances of an employee’s fraudulent or intentional misconduct.

•	Long-term incentive plan grants are made from a Sempra Energy shareholder-approved plan that prohibits stock option repricing and cash buyouts.
•	Employees are prohibited from trading in puts, calls, options or other similar securities related to Sempra Energy common stock.
•	No named executive officers received tax gross-ups.
•	Officers are not given pension credit for years not worked.
•	Change in control severance benefits are payable only upon a change in control with termination of employment (“double trigger”).

LABOR MARKET BENCHMARKING

How is external market data used in determining pay?

External pay data is used to help align executive compensation levels, in total and by component, with the labor market. The SoCalGas Board of Directors views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries.

During this benchmarking process, our Board:

•	Reviews external market data from the Hewitt Associates Total Compensation Database covering 175 non-financial Fortune 500 companies.
•

Reviews summary statistics of the companies included in this database (but not company-specific information) with the goal of managing total target pay opportunities to the median of this summary data. Actual pay levels will rise above or fall below these standards as a result of actual company and individual performance.

•	Analyzes data for utility-specific positions periodically.

How is internal equity used in determining pay?

Internal equity is used to determine the compensation for positions that are unique or difficult to benchmark against market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance.

COMPENSATION COMPONENTS

The primary components of our compensation program are:

•	Base salaries
•	Performance-based annual bonuses
•	Long-term equity-based incentive awards granted by Sempra Energy

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

All of our executive officers participate in the same compensation programs. However, market compensation levels used to establish compensation for the named executive officers vary substantially based upon the roles and responsibilities of individual officers.

Managing Risk in Compensation Plans

SoCalGas manages the risk inherent in incentive compensation plans by balancing short- and long-term incentives and linking a higher proportion of total compensation to long-term incentives. Risk is also managed through the incentive plan design and selection of the performance measures. Our risk management program is further strengthened by our adoption of a clawback policy. This policy applies to both short-term and long-term incentive plans.

Our long-term incentive awards:

•	Avoid “cliffs” in the payout scale, with no payout for performance at threshold. Payout scale ranges from 0% at threshold to 150% at maximum.
•	An example of a cliff is a scale that pays 50% for threshold performance and 0% for performance below threshold.
•	Our Board of Directors believes cliffs create pressure points that may encourage unintended results.
•	Provide for a four-year performance period for restricted stock unit grants. This time period is consistent with the typical development time frame for our major capital investment projects.
•	Use a market-based performance measure, Sempra Energy’s relative total shareholder return, for restricted stock unit grants made by Sempra Energy.
•	Measure Sempra Energy’s total shareholder return against the S&P 500 Utilities Index rather than against a peer group selected by the company.

Our annual bonus plans:

•	Avoid “cliffs” in the payout scale, with no payout for performance at threshold. Payout scale is linear, ranging from 0% at threshold to 200% at maximum.
•

Use financial performance measures that are based on the earnings reported in our financial statements with certain predefined adjustments. These adjustments are limited and made only after thoughtful consideration by the SoCalGas Board of Directors.

•	Provide the SoCalGas Board of Directors with upward and downward discretion over incentive plan payouts.

Pay Mix

What is “Pay Mix”?

Pay mix is the relative value of each of the primary compensation components as a percentage of total compensation. Figure 1 shows each component of our CEO’s total pay at target company performance.

Figure 1.

Why is pay mix important?

Our pay mix helps to align the interests of executives with the interests of shareholders. It does this by providing a much greater portion of pay through performance-based annual and long-term incentives rather than through base salary. This means that most pay is variable and will go up or down in value based on company performance. Approximately 70% of our CEO’s total pay is delivered through performance-based incentives.

Figure 2 shows the percent of total pay at company target performance that comes from each major pay component for each of our named executive officers.

Figure 2.

Actual pay mix may vary substantially from that shown in the table. This may occur as a result of corporate performance, which greatly affects annual bonuses and the value of long-term incentives.

1.	Base Salaries

Our executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity-based long-term incentive awards. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

Salaries for our executive officers approximate the median of those for the non-financial Fortune 500 companies. Using national general industry comparisons helps us attract and retain top-quality executive talent from a broad range of backgrounds.

The SoCalGas Board of Directors annually reviews base salaries for executive officers. The board considers the following factors in its review:

• Approximate mid-range of Fortune 500 salary data • Individual contribution and performance • Labor market conditions • Reporting relationships • Company performance • Retention needs	• Experience • Complexity and importance of roles and responsibilities • Market characteristics • Succession planning • Internal equity

Base Salary Adjustments for 2010

Mr. Allman’s base salary increased from $394,100 to $468,600 upon his April 3, 2010 promotion to Chairman and Chief Executive Officer. Ms. Smith’s base salary increased from $331,900 to $360,000 upon her promotion to Chief Operating Officer. Based on a review of market data, Mr. Schavrien received a 3% base salary increase on January 1, 2010. Mr. Allman does not participate in decisions regarding his own compensation.

2.	Performance-Based Annual Bonuses

Performance Guidelines and Bonus Payments

Each year the SoCalGas Board of Directors establishes performance guidelines for bonus payments. Consistent with our pay-for-performance philosophy, the guidelines do not provide for any bonus payment unless the company attains a threshold (minimum) performance level for the year. Bonus opportunities increase from 0% for performance at the threshold level to 200% of target for performance at maximum.

Potential bonuses at threshold, target and maximum company performance are expressed as a percentage of each named executive officer’s base salary. Table 1 illustrates how these percentages vary with the individual officer’s position and attainment of goals. Ms. Reed’s target bonus percentage increased from 60% to 70% on April 3, 2010 upon her departure from SoCalGas and PE and promotion to Executive Vice President of Sempra Energy.

In 2010, bonus opportunities for our named executive officers were as follows:

Bonus Potential as a Percent of Base Salary	Threshold	Target	Maximum
Michael W. Allman	0%	60%	120%
Debra L. Reed	0%	70%	140%
Anne S. Smith	0%	55%	110%
Erbin Keith	0%	50%	100%
Lee M. Stewart	0%	50%	100%
Lee Schavrien	0%	50%	100%
Robert M. Schlax	0%	45%	90%

Table 1.

Performance at target is intended to result in bonuses at the mid-point of those for executives with comparable levels of responsibility at non-financial Fortune 500 companies. Target bonus potentials and percentages are consistent with the leverage typically found in bonus plans at such companies. Bonus payouts at our maximums are intended to approximate the 75th percentile of bonus payouts among these companies.

Because our 2010 overall performance was between target and maximum, our actual payments fell between the median and the 75th percentile of the external market data.

What were the annual bonus performance goals for the named executive officers?

For 2010, the EBIT of the Sempra Energy utilities, nonfinancial operational measures related to the Sempra Energy utilities and Sempra Energy earnings were used to measure annual company performance. The relative weights of these measures as a percentage of the overall target were 50%, 20%, and 30% respectively.

Beginning in 2011, SoCalGas and SDG&E will maintain separate annual incentive plans.

Table 2 shows the financial criteria for 2010 bonuses:

2010 Financial Goals for Bonus Purposes (dollars in millions)	Threshold	Target	Maximum
Sempra Energy utilities’ EBIT	$1,095	$1,140	$1,185
Sempra Energy Earnings	$813	$903	$993

Table 2.

How were the financial goals determined?

The Sempra Energy utilities’ EBIT target of $1,140 million was based on the Sempra Energy utilities’ combined financial plans. Targets for the nonfinancial operational measures were based on safety, customer satisfaction and supplier diversity goals, as well as milestones related to key projects.

Sempra Energy utilities’ EBIT and Sempra Energy earnings for incentive plan purposes may be higher or lower than earnings reported in the companies’ financial statements due to certain pre-established adjustments.

The 2010 Sempra Energy earnings goal for the annual bonus plan excluded earnings from the RBS Sempra Commodities joint venture. This was due to the planned sale of the joint venture’s businesses and assets, and the uncertainty concerning the timing of the sale transactions.

Consistent with the approach taken in prior years, at the beginning of the year, it was determined that the calculation of Sempra Energy utilities’ EBIT and Sempra Energy earnings for bonus purposes would be adjusted as follows:

•	Exclude any one-time extraordinary gains or losses related to the 2001-2002 California energy crisis.
•	Exclude positive or negative impact of major changes in accounting rules that were unknown or unanticipated at the beginning of the plan year.
•	Include up to 10% of the impact of wildfire litigation.
•

Include 10% of any gains or losses for the sale of assets or write-down of assets in connection with a sale. This is because the Board of Directors believes that the impact of asset sales should be measured primarily through stock price. Most of the impact would, then, be reflected in the long-term incentive plan.

2010 Performance-Based Annual Bonus Payments

Sempra Energy utilities’ EBIT for 2010 bonus purposes was $1,244 million, above the $1,185 million maximum performance goal. Performance for most nonfinancial operational goals and the Sempra Energy earnings goal was above target.

The overall annual bonus plan performance result was 179% of target. Based on this performance and its consideration of the contributions of each named executive officer, the SoCalGas Board of Directors approved the payment of the annual bonuses shown in Table 3:

Bonuses Paid for 2010 Performance	Base Salary at Year-End 2010	×	Bonus Percentage	=	Bonus*
Michael W. Allman	$468,600		107%		$503,500
Debra L. Reed**	$595,400		112%		$669,700
Anne S. Smith**	$360,000		96%		$346,400
Erbin Keith	$346,100		90%		$309,900
Lee M. Stewart***	$340,300		82%		$278,800
Lee Schavrien	$331,300		90%		$296,600
Robert M. Schlax	$266,700		81%		$214,900

Table 3.

*	Amounts rounded up to nearest $100.
**	Ms. Reed’s and Ms. Smith’s target percentages were prorated to reflect changes in bonus targets when they assumed new roles on April 3, 2010.
***	Mr. Stewart’s bonus was prorated to reflect his December 1, 2010 retirement.

3.	Long-Term Equity-Based Incentives

Long-term equity-based incentives are generally the largest single component of each named executive officer’s compensation package. (See Figure 2 for these percentages.) Long-term equity-based incentives are granted to our executives by the Compensation Committee of the Sempra Energy Board of Directors based on the recommendations of the SoCalGas Board of Directors regarding such awards.

Performance for purposes of these awards is measured over a four-year performance period. Competitive benchmarking suggests that a three-year performance period is the most common measurement period in the external market. However, we believe at this time that using a four-year performance period for our equity-based incentives promotes a long-term strategic focus.

What type of equity is granted?

In 2010, the grant date fair value of long-term incentive plan awards was 80% in performance-based restricted stock units and 20% in non-qualified stock options. In 2011, the entire long-term incentive plan award was granted in the form of performance-based restricted stock units.

Why is this type of equity used?

This equity award structure was approved after considering many variables. These included alignment with shareholder interests, plan expense, share usage and market trends.

While we believe that both performance-based restricted stock units and stock options are performance-based, we elected to expand our focus on creating long-term relative total shareholder return. Performance-based restricted stock units also use significantly fewer shares than stock options.

What are general practices with respect to equity grants?

The following equity award practices have been in place for many years:

•	Awards are granted under a Sempra Energy shareholder-approved plan.
•	All grants of stock options are made at 100% of fair market value.
•	Fair market value is defined as the closing price of Sempra Energy common stock on the date of grant.
•	We do not backdate grants of awards.
•	We do not coordinate the grant of awards with the release of material information to result in favorable pricing.
•	Grants are not repriced.
•	Annual grants of equity-based incentive awards are authorized on the first trading day of each new year.

In making the annual grants:

•	A dollar value is specified based on a percentage of base salary.
•	The number of shares underlying the awards granted each year is based on a dollar value, as opposed to a fixed number of shares. This approach allows maintenance of the pay mix described previously.

On the annual January grant date:

•	We calculate the precise number of shares to be granted to each executive officer for each type of award.
•

We apply Monte Carlo valuation models previously authorized by the Compensation Committee of the Sempra Energy Board of Directors and using the closing price for shares of Sempra Energy common stock on that date to make such calculations.

Equity awards also may be granted upon the hiring or promotion of executive officers or to award extraordinary performance with the approval of the SoCalGas Board of Directors and the Compensation Committee of the Sempra Energy Board of Directors.

What is the value of the equity grants?

The estimated grant date fair values of the annual awards have generally been between the median and the 75th percentile of market data. However, the actual amounts realized by equity award recipients will depend on future Sempra Energy stock price performance. These amounts will not necessarily track with the grant date value targets.

Table 4 illustrates the estimated grant date fair value of 2010 annual awards as a percentage of base salary.

Estimated Grant Date Values for 2010 as a % of Base Salary	Percent of Value in
	Performance- Based RSUs 80%	+	Stock Options 20%	=	Total 100%
Michael W. Allman	144%		36%		180%
Debra L. Reed	224%		56%		280%
Anne S. Smith	112%		28%		140%
Erbin Keith	112%		28%		140%
Lee M. Stewart	96%		24%		120%
Lee Schavrien	96%		24%		120%
Robert M. Schlax	72%		18%		90%

Table 4.

Why does the company grant performance-based restricted stock units?

While stock options measure absolute stock price growth, we sought a more direct link to performance in comparison to indices and peers. To achieve this result, we use performance-based restricted stock units as the major component of equity grants. Performance-based restricted stock units can also deliver the same economic value with significantly fewer shares than stock options, and so result in lower dilution.

What are the performance goals for restricted stock units?

Each performance-based restricted stock unit represents the right to receive between zero and 1.5 shares of Sempra Energy common stock based on Sempra Energy’s four-year cumulative total shareholder return compared to the S&P 500 Utilities Index as shown in Table 5. The plan pays out performance-based dividend equivalents at the end of the performance period based on the number of shares earned.

Four-Year Cumulative Total Shareholder Return Ranking versus S&P 500 Utilities Index *	Number of Sempra Energy Common Shares Received for Each Restricted Stock Unit
75th Percentile or Above	1.5
50th Percentile	1.0
35th Percentile or Below	0.0

Table 5.

*	If Sempra Energy ranks at or above the 50th percentile compared to the S&P 500 Index, participants will receive a minimum of 1.0 share for each restricted stock unit.

This award structure was adopted beginning with the 2008-2011 award cycle and continues through the 2011-2014 award cycle.

What were the results for the 2007-2010 award cycle which vested on January 3, 2011?

Sempra Energy’s relative total shareholder return from 2007 to 2010 met the 54th percentile of the S&P 500 Index and the 45th percentile of the S&P 500 Utilities Index. As a result, all of the performance-based restricted stock for the 2007-2010 Long-Term Incentive Plan cycle was released to plan participants after the Compensation Committee of the Sempra Energy Board of Directors certified performance results.

Why does the company grant stock options?

Historically, stock options played a limited role in our pay program. Commencing in 2011, no stock options were granted. Instead, the entire award was granted in the form of performance-based restricted stock units.

Our existing stock options become exercisable in equal annual installments over a four-year period.

Benefit Plans

Our executive officers also participate in other benefit programs including: (1) health, life insurance and disability plans; (2) retirement plans; (3) 401(k) savings and deferred compensation plans; and (4) other benefit programs.

1.	Health, Life Insurance and Disability Plans

Our executive officers participate in life, disability, medical and dental insurance group plans that are available to virtually all employees. These are common benefits essential to attracting a high-quality workforce.

Do executives receive any benefits in addition to the basic group plans?

In addition to the basic group plans, some of our executive officers participate in the following:

•	A medical insurance plan that provides up to $20,000 (the annual aggregate maximum) in additional coverage for medically necessary care for the officer or covered dependents.
•	A life insurance plan providing additional life insurance death benefits (two times base salary and bonus for active employees and one times base salary and bonus for retired employees).
•

A long-term disability plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

2.	Retirement Plans

Our executive officers participate in the Sempra Energy Cash Balance Plan and some also participate in a Supplemental Executive Retirement Plan.

What is the Cash Balance Plan?

The Cash Balance Plan is a tax-qualified pension plan available to most employees of Sempra Energy and its subsidiaries.

Why does the company offer a supplemental retirement plan?

Our Board of Directors and the Compensation Committee of the Sempra Energy Board of Directors believe that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

How are benefits calculated?

The Sempra Energy Supplemental Executive Retirement Plan, or SERP, provides executive officers with retirement benefits based on the executive’s:

•	final average pay[1]
•	actual years of service
•	age at retirement

SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.

Both the Cash Balance Plan and the SERP use only base salary and annual incentive bonuses in calculating benefits. The value of long-term incentive awards is not included.

Benefits under both plans use the same interest rates for calculating lump sum distributions.

3.	401(k) Savings and Deferred Compensation Plans

Our executive officers, together with most other company employees, participate in a broad-based, tax-qualified 401(k) Savings Plan. Officers may also participate in a deferred compensation plan.

What is the 401(k) Savings Plan?

Employees may contribute a portion of their pay to a tax-qualified 401(k) savings plan. Contributions to the plan are invested on a tax-deferred basis.

The company matches one-half of the first 6% of the employee’s contributions. We also make an additional company contribution of up to 1% of base pay if we meet or exceed annual earnings targets. The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

What is the deferred compensation plan?

Our executive officers and other key management employees also may defer up to 100% of their base salary and bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Participants can direct these deferrals into:

•	Funds that mirror the investments available under the 401(k) savings plan, including a Sempra Energy phantom stock account, and
•	A fund providing interest at the greater of 110% of the Moody’s Corporate Bond Yield or Moody’s plus 1%.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. These contributions are identical to the matching contributions made for other employees under the 401(k) savings plan.

All employee contributions, matching company contributions, and investment earnings in both the 401(k) savings plan and deferred compensation plan vest immediately.

[1]	Final average pay is the average of the two highest years of base salary plus the average of the three highest annual bonuses prior to retirement.

4.	Other Benefit Programs

We provide certain other typical benefits to our executive officers. We review the level and types of these benefits each year. We believe that these benefits are reasonable and important in attracting and retaining executive talent.

These benefits include financial planning services and excess personal liability insurance.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Our executive officers have severance pay agreements that include change in control features. None of our officers has an employment agreement.

Why does the company provide severance agreements?

We believe that severance agreements, which are a prevalent market practice, are effective in:

•	attracting executives who are leaving an existing employer;
•	mitigating legal issues upon a separation of employment; and
•	retaining talent during uncertain times.

By mitigating the adverse effects of potential job loss, severance agreements reinforce management continuity, objectivity and focus on shareholder value. This is particularly critical in actual or potential change in control situations.

What benefits do severance agreements provide?

The severance agreements provide for cash payments and the continuation of certain other benefits for a limited period when:

•	the company terminates an executive’s employment for reasons other than cause, or
•	when the executive resigns for “good reason.”

What does resignation for “Good Reason” mean?

A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities or, following a change in control, changes in employment location.

These provisions provide safeguards against arbitrary actions that effectively force an executive to resign. In order to receive some of the benefits in the agreement, the executive must comply with contractual confidentiality, non-solicitation and non-disparagement obligations.

Do the agreements for the named executive officers provide for a tax gross-up to offset any taxes incurred by the executive as a result of the severance payment?

To the extent that our named executive officers would incur excise taxes in connection with severance payments, their severance agreements provide that they will be made whole for these taxes. These are taxes above and beyond regular income taxes.

Do agreements for new officers provide for a tax gross-up to offset any taxes incurred by the executive as a result of the severance payment?

Under a policy adopted in 2009 by the Sempra Energy Board of Directors, severance agreements for new officers do not provide for excise tax gross-ups.

What happens to outstanding equity awards upon a change in control?

Under the Sempra Energy shareholder-approved long-term incentive plan, upon a change in control of the company all previously granted stock options vest and become immediately exercisable. All performance and time restrictions lift for outstanding restricted stock and restricted stock unit grants.

For performance-based restricted stock unit awards granted in 2009 through 2011, the number of shares earned is determined based on performance through the date of the change in control (or based on target performance if the change in control occurs less than two years after the grant date).

Acceleration of equity awards upon a change in control is the predominant industry practice for existing equity plans. This approach creates a clean slate for the emerging organization and allows for alignment with metrics that are forward looking and appropriate to a newly-created company and management team.

IMPACT OF REGULATORY REQUIREMENTS

Many Internal Revenue Code provisions, Securities and Exchange Commission regulations and accounting rules affect the delivery of executive pay. They are taken into consideration to create and maintain plans that are effective and in full compliance with these requirements.

SHARE OWNERSHIP REQUIREMENTS

Share ownership requirements for officers further strengthen the link between company executive and shareholder interests.

The requirements set minimum levels of Sempra Energy share ownership that our officers are encouraged to achieve and maintain. For officers, the requirements are:

Executive Level	Share Ownership Requirements

Chairman, President and Chief Executive Officer	3x base salary
Chief Operating Officer	2x base salary
Senior Vice Presidents and Vice Presidents	1x base salary

Table 6.

In 2010, the Chairman and CEO’s stock ownership requirement was increased from 2x base salary to 3x base salary.

For purposes of the requirements, we include shares owned directly or through benefit plans. We also count deferred compensation that executives invest in phantom shares of our common stock and the vested portion of certain in-the-money stock options.

We expect officers to meet these requirements within five years of hire or any officer level promotion. All officers are in compliance with the requirements.

The company also prohibits employees from trading in puts, calls, options or other future rights to purchase or sell shares of Sempra Energy.

CONCLUSION

We have structured our executive compensation programs to provide competitive pay opportunities (levels found in the marketplace), and to reward outstanding individual and company performance.

For 2010, our executive officers’ total direct compensation (base salaries, bonuses paid and the grant-date value of long-term incentives) generally fell within the third quartile (between the 50th percentile and the 75th percentile) of the non-financial Fortune 500 market data. Our salaries are competitive and our performance-based compensation is strongly aligned with the interests of our shareholders.

We will continue to monitor our pay programs for alignment with performance, shareholder interests and competitive labor markets. We will continue to offer the programs necessary to attract, retain, and motivate top executive talent.

COMPENSATION REPORT OF THE BOARDS OF DIRECTORS

The Boards of Directors of SoCalGas and PE have reviewed and discussed with management of the companies the Compensation Discussion and Analysis included in this Information Statement and, based upon that review and discussion, authorized that it be so included.

BOARDS OF DIRECTORS

Michael W. Allman, Chair

Javade Chaudhri

Joseph A. Householder

Mark A. Snell

COMPENSATION TABLES

Summary Compensation Table

The table below summarizes for the last three years the compensation of the executive officers of SoCalGas and PE for whom compensation information is required to be included in this Information Statement.

Summary Compensation Table	Year	Salary	Stock Awards (B)	Option Awards (B)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (C)	All Other Compen- sation (D)	Total
			Restricted stock and restricted stock units	Service- based stock options	Performance- based annual cash bonus	Pension accruals and above-market interest on non-qualified deferred compensation
Michael W. Allman (A)	2010	$449,819	$569,983	$91,292	$503,500	$722,710	$80,009	$2,417,313
Chair of the Board and
Chief Executive Officer
Debra L. Reed (A)	2010	$595,400	$1,337,914	$236,235	$669,700	$930,302	$82,471	$3,852,022
Former Chair of the Board,	2009	$595,400	$859,419	$118,450	$566,500	$1,038,282	$88,797	$3,266,848
President and Chief Executive Officer	2008	$575,100	$830,038	$224,820	$657,900	$428,388	$79,988	$2,796,234
Anne S. Smith	2010	$352,915	$320,615	$51,155	$346,400	$602,209	$54,632	$1,727,926
Chief Operating Officer	2009	$331,900	$320,035	$44,290	$263,200	$616,988	$48,229	$1,624,642
	2008	$320,900	$359,507	$97,422	$306,000	$271,187	$38,226	$1,393,242
Erbin Keith (A)	2010	$346,100	$391,863	$62,173	$309,900	$87,881	$30,319	$1,228,236
Sr. Vice President, External Affairs
and General Counsel
Lee M. Stewart (A)	2010	$340,300	$329,521	$52,729	$278,800	$84,674	$72,197	$1,158,221
Former Sr. Vice President,	2009	$340,300	$327,227	$45,320	$269,800	$331,746	$72,536	$1,386,929
Gas Operations	2008	$333,800	$375,368	$101,169	$318,300	$22,774	$65,622	$1,217,033
Lee Schavrien	2010	$331,300	$320,615	$51,155	$296,600	$714,948	$35,195	$1,749,813
Sr. Vice President — Finance,
Regulatory and Legislative Affairs
Robert M. Schlax	2010	$266,700	$195,932	$30,693	$214,900	$38,953	$24,503	$771,681
Vice President, Chief Financial	2009	$266,700	$194,178	$26,780	$190,300	$43,244	$25,996	$747,198
Officer and Controller	2008	$248,862	$179,754	$48,711	$222,400	$28,233	$23,048	$751,008

(A)	Mr. Allman joined SoCalGas and PE as Chairman and CEO and Mr. Keith became Sr. Vice President, External Affairs and General Counsel of SoCalGas on April 3, 2010. Ms. Reed left SoCalGas and PE and became Executive Vice President of Sempra Energy on that date. Compensation reported above for Messrs. Allman and Keith and Ms. Reed is the full-year 2010 compensation, including the portion paid by Sempra Energy. Mr. Stewart retired on December 1, 2010.

(B)	Grant date fair value of stock and option awards granted during the year. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with generally accepted accounting principles for financial reporting purposes based on the assumptions described in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions.

Option awards consist solely of service-based stock options. A modified Black-Scholes valuation model is used to calculate their grant date fair value.

Stock awards consist solely of performance-based restricted stock and restricted stock units. A Monte Carlo valuation model is used to reflect the probable outcome of performance conditions and calculate grant date fair value. If all of the performance conditions were to be satisfied at their highest level, the grant date fair value of the awards granted during 2010 (the maximum number of shares subject to the award (excluding dividend equivalents) multiplied by the grant date market price of our shares) would be $1,073,280 for Mr. Allman, $2,663,475 for Ms. Reed, $603,720 for Ms. Smith, $737,880 for Mr. Keith, $620,490 for Mr. Stewart, $603,720 for Mr. Schavrien, and $368,940 for Mr. Schlax.

The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

For additional information regarding stock and option awards, please see the discussions under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End.”

(C)	Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2010 amounts are:

2010 Change in Pension Value and Above-Market Interest	Change in Accumulated Benefits	Above- Market Interest	Total
Michael W. Allman	$615,822	$106,888	$722,710
Debra L. Reed	$869,640	$60,662	$930,302
Anne S. Smith	$557,099	$45,110	$602,209
Erbin Keith	$59,844	$28,037	$87,881
Lee M. Stewart	$27,325	$57,349	$84,674
Lee Schavrien	$714,169	$779	$714,948
Robert M. Schlax	$38,953	$—	$38,953

For additional information regarding pension benefits and deferred compensation, please see the discussions under “Pension Benefits” and “Nonqualified Deferred Compensation.”

(D)	All Other Compensation amounts for 2010 are:

2010 All Other Compensation	Company 401(k) and Related Plan Contributions	Insurance Premiums	Other	Total
Michael W. Allman	$30,091	$20,509	$29,409	$80,009
Debra L. Reed	$39,919	$21,499	$21,053	$82,471
Anne S. Smith	$21,291	$22,091	$11,250	$54,632
Erbin Keith	$21,844	$1,475	$7,000	$30,319
Lee M. Stewart	$21,179	$21,968	$29,050	$72,197
Lee Schavrien	$20,316	$7,879	$7,000	$35,195
Robert M. Schlax	$15,978	$1,475	$7,050	$24,503

Amounts shown in the “Other” column consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of executive officers on a dollar-for-dollar basis; financial and estate planning services; and the incremental cost to us (the hourly rate of drivers plus fuel, vehicle maintenance and depreciation expense) of commuting and other personal use of company cars and drivers. They do not include parking at company offices and the occasional personal use by executive officers of company property and services (including club memberships and entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use.

Grants of Plan-Based Awards

Executive officers participate in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and long-term basis. Shorter-term incentives, typically annual performance-based cash bonuses, are provided under the executive incentive plan. Longer-term incentives, typically Sempra Energy performance-based restricted stock and restricted stock unit awards and service-based stock options, are provided under Sempra Energy’s Long Term Incentive Plan.

The table below summarizes 2010 grants of plan-based awards to each of the executive officers named in the Summary Compensation Table.

2010 Grants of Plan-Based Awards	Grant Date (A)	Authorization Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)			Option Awards (Service-Based Stock Options) (D)		Grant Date Fair Value of Stock and Option Awards (E)
									Number of Shares	Exercise Price Per Share
			Threshold	Target	Maximum	Threshold	Target	Maximum
Michael W. Allman
Stock Options	1/04/10	12/17/09							11,600	$55.90	$91,292
Restricted Stock Units	1/04/10	12/17/09				—	12,800	19,200			$569,983
Annual Bonus			$—	$281,200	$562,400
Debra L. Reed
Stock Options	1/04/10	12/17/09							17,400	$55.90	$136,938
Stock Options	2/11/10	2/11/10							9,900	$49.77	$99,297
Restricted Stock Units	1/04/10	12/17/09				—	19,300	28,950			$859,427
Restricted Stock Units	2/11/10	2/11/10				—	14,000	21,000			$478,486
Annual Bonus			$—	$401,800	$803,600
Anne S. Smith
Stock Options	1/04/10	12/17/09							6,500	$55.90	$51,155
Restricted Stock Units	1/04/10	12/17/09				—	7,200	10,800			$320,615
Annual Bonus			$—	$198,000	$396,000
Erbin Keith
Stock Options	1/04/10	12/17/09							7,900	$55.90	$62,173
Restricted Stock Units	1/04/10	12/17/09				—	8,800	13,200			$391,863
Annual Bonus			$—	$173,100	$346,100
Lee M. Stewart
Stock Options	1/04/10	12/17/09							6,700	$55.90	$52,729
Restricted Stock Units	1/04/10	12/17/09				—	7,400	11,100			$329,521
Annual Bonus			$—	$170,200	$340,300
Lee Schavrien
Stock Options	1/04/10	12/17/09							6,500	$55.90	$51,155
Restricted Stock Units	1/04/10	12/17/09				—	7,200	10,800			$320,615
Annual Bonus			$—	$165,700	$331,300
Robert M. Schlax
Stock Options	1/04/10	12/17/09							3,900	$55.90	$30,693
Restricted Stock Units	1/04/10	12/17/09				—	4,400	6,600			$195,932
Annual Bonus			$—	$120,100	$240,100

(A)

Grant and authorization dates applicable to equity incentive and option awards, which consist of performance-based restricted stock and restricted stock units and service-based stock options. Awards are authorized as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. The Compensation Committee of the Sempra Energy Board of Directors specifies a dollar value and other terms for the awards to be granted to each executive officer and the percentage of that value to be allocated between performance-based restricted stock units and service-based stock options. On the January grant date, the precise number of shares to be granted to each executive officer is calculated by applying valuation models and the closing price for shares of Sempra Energy common stock on that date. The closing price on the grant date also establishes the exercise price for the stock options. Awards also may be granted at other times upon the hiring or promotion of executive officers or for extraordinary performance. The February 11, 2010 equity awards for Ms. Reed were in connection with her promotion to Executive Vice President of Sempra Energy.

(B)	Non-equity incentive plan awards consist of annual performance-based bonuses payable under our executive incentive plan. Amounts reported in the table represent target and maximum bonuses for 2010 to be paid under performance guidelines established at the beginning of the year by our Board of Directors. The performance guidelines were satisfied at levels resulting in above-target bonus payouts. These amounts are reported in the Summary Compensation Table as non-equity incentive plan compensation. The amounts set forth in the table for Mr. Stewart are based on a full year. Mr. Stewart’s actual payout was pro-rated to reflect his December 1, 2010 retirement.

(C)	Equity incentive plan awards consist of Sempra Energy performance-based restricted stock and restricted stock units granted under Sempra Energy’s Long Term Incentive Plan. During the performance period, dividends paid or that would have been paid on the shares subject to the award are reinvested or deemed reinvested to purchase additional shares, at then fair market value, which become subject to the same forfeiture and performance vesting conditions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period other than by death or certain other events that may be specified in the award agreement or the executive’s severance pay agreement, the award is forfeited subject to earlier vesting upon a change in control of the company or various events specified in the executive’s severance pay agreement. The equity awards granted to Ms. Reed on February 11, 2010 in recognition of her promotion to Executive Vice President of Sempra Energy are subject to the same performance criteria as the January 4, 2010 awards.

Shares subject to the performance-based restricted stock units granted in 2010 will vest or be forfeited at the beginning of 2014 based upon Sempra Energy’s total return to shareholders. The target number of shares will vest if Sempra Energy has achieved a cumulative total return to shareholders for a four-year performance period among the top 50% of the companies in the S&P 500 Utilities Index or the S&P 500 Index with additional shares vesting ratably for performance above the 50th percentile of the S&P 500 Utilities Index to the maximum number (150% of the target number) for performance at or above the 75th percentile of that index. If Sempra Energy’s performance does not place among the top 50% of the companies in the S&P 500 Utilities Index or the S&P 500 Index, shares will vest for performance above the 35th percentile of the S&P 500 Utilities Index declining from the target number of shares at the 50th percentile to zero at the 35th percentile.

Sempra Energy permits each holder of restricted stock and restricted stock units to sell to the company (at the market price of its shares at the end of the performance period) a sufficient number of vesting shares to pay the minimum amount of withholding taxes that becomes payable upon satisfaction of the performance conditions.

(D)	All stock options are service-based options to purchase shares of Sempra Energy common stock granted under Sempra Energy’s Long Term Incentive Plan. They were granted at an exercise price equal to the closing market price of Sempra Energy’s common stock on the date of the grant and for a ten-year term subject to earlier expiration following termination of employment. They become exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the date of grant, with immediate exercisability upon a change in control or various events specified in the executive’s severance pay agreement.

(E)	Grant date fair values are calculated in accordance with generally accepted accounting principles for financial reporting purposes as described in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. With respect to the performance-based restricted stock unit awards, a Monte Carlo valuation model is used to reflect the probable outcome of performance conditions and calculate the grant date fair value. A modified Black-Scholes valuation model is used to calculate the grant date fair value of stock options. The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

Outstanding Equity Awards at Year-End

The table below summarizes for each of the executive officers named in the Summary Compensation Table grants of equity awards outstanding at December 31, 2010. The grants consist solely of stock options, restricted stock and restricted stock units.

Outstanding Equity Awards at Year-End
		Option Awards (Service-Based Stock Options) (A)					Performance-Based Restricted Stock and Restricted Stock Units (B)
		Number of Shares Underlying Unexercised Options		Exercise Price		Expiration Date	Number of Unearned/ Unvested Shares (C)	Market Value of Unearned/ Unvested Shares

	Grant Date	Exercisable	Unexer- cisable
Michael W. Allman	01/04/10	—	11,600	$55.90		01/03/20	—	$—
	01/02/09	3,825	11,475	$43.75		01/01/19	17,015	892,947
	01/02/08	5,950	5,950	$61.41		01/01/18	9,271	486,522
	01/03/07	9,075	3,025	$56.77		01/02/17	15,531	815,091	(E)
	01/03/06	12,000	—	$46.14		01/02/16	—	—
	01/03/05	13,200	—	$36.30		01/02/15	—	—
	01/02/04	19,400	—	$30.20		01/01/14	—	—
	01/02/03	13,150	—	$24.37		01/01/13	—	—

		76,600	32,050	$43.03	(D)		41,817	$2,194,560

Debra L. Reed	02/11/10	—	9,900	$49.77		02/10/20	—	$—
	01/04/10	—	17,400	$55.90		01/03/20	—	—
	01/02/09	5,750	17,250	$43.75		01/01/19	25,738	1,350,723
	01/02/08	9,000	9,000	$61.41		01/01/18	13,995	734,461
	01/03/07	13,725	4,575	$56.77		01/02/17	23,630	1,240,103	(E)
	01/03/06	19,000	—	$46.14		01/02/16	—	—
	01/03/05	18,600	—	$36.30		01/02/15	—	—
	01/02/04	30,000	—	$30.20		01/01/14	—	—

		96,075	58,125	$45.87	(D)		63,363	$3,325,287

Anne S. Smith	01/04/10	—	6,500	$55.90		01/03/20	—	$—
	01/02/09	2,150	6,450	$43.75		01/01/19	9,584	502,989
	01/02/08	3,900	3,900	$61.41		01/01/18	6,062	318,111
	01/03/07	5,850	1,950	$56.77		01/02/17	9,985	523,987	(E)
	01/03/06	8,600	—	$46.14		01/02/16	—	—

		20,500	18,800	$52.37	(D)		25,631	$1,345,087

Erbin Keith	01/04/10	—	7,900	$55.90		01/03/20	—	$—
	01/02/09	2,600	7,800	$43.75		01/01/19	11,630	610,369
	01/02/08	4,750	4,750	$61.41		01/01/18	7,399	388,282
	01/03/07	7,200	2,400	$56.77		01/02/17	12,314	646,251	(E)
	01/03/06	10,700	—	$46.14		01/02/16	—	—
	01/03/05	11,800	—	$36.30		01/02/15	—	—

		37,050	22,850	$49.20	(D)		31,343	$1,644,902

Lee M. Stewart	01/04/10	—	6,700	$55.90		01/03/20	—	$—
	01/02/09	2,200	6,600	$43.75		01/01/19	9,800	514,292
	01/02/08	4,050	4,050	$61.41		01/01/18	6,329	332,145
	01/03/07	6,225	2,075	$56.77		01/02/17	10,650	558,920	(E)
	01/03/06	9,200	—	$46.14		01/02/16	—	—

		21,675	19,425	$52.38	(D)		26,779	$1,405,357

Lee Schavrien	01/04/10	—	6,500	$55.90		01/03/20	—	$—
	01/02/09	2,075	6,225	$43.75		01/01/19	9,261	486,034
	01/02/08	3,500	3,500	$61.41		01/01/18	5,527	290,042
	01/03/07	5,250	1,750	$56.77		01/02/17	8,986	471,589	(E)
	01/03/06	6,000	—	$46.14		01/02/16	—	—
	01/03/05	5,625	—	$36.30		01/02/15	—	—
	01/02/04	1,000	—	$30.20		01/01/14	—	—

		23,450	17,975	$49.85	(D)		23,774	$1,247,665

Robert M. Schlax	01/04/10	—	3,900	$55.90		01/03/20	—	$—
	01/02/09	1,300	3,900	$43.75		01/01/19	5,815	305,184
	01/02/08	1,950	1,950	$61.41		01/01/18	3,031	159,055
	01/03/07	2,700	900	$56.77		01/02/17	4,549	238,705	(E)
	01/03/06	3,900	—	$46.14		01/02/16	—	—

		9,850	10,650	$52.16	(D)		13,395	$702,944

(A)

Stock options to purchase shares of Sempra Energy common stock. They become exercisable as to one-quarter of the shares originally subject to the option grant on each of the first four anniversaries of the grant date, with immediate exercisability upon a change in control of the company or various events specified in the executive’s severance pay agreement. They remain exercisable until they expire ten years from the date of grant subject to earlier expiration following termination of employment. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of continuous service, the executive’s stock options expire three years (five years if the executive has attained age 62) after the termination of employment. If an executive’s employment is terminated by death or disability prior to attaining age 55, the executive’s stock options expire twelve months after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination. If an executive’s employment is otherwise terminated, the executive’s stock options expire 90 days after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination.

(B)	Performance-based restricted stock and restricted stock units (rights to receive shares of Sempra Energy common stock). The awards will vest or will be forfeited in whole or in part at the end of a four-year performance period, based upon Sempra Energy’s total return to shareholders compared to market and peer group indexes and subject to earlier vesting upon a change in control of the company or various events specified in the executive’s severance pay agreement. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of service and the termination occurs after one year of the applicable performance period has been completed, the executive’s award is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable four-year performance period. If an executive’s employment is otherwise terminated before the end of the applicable performance period, the executive’s award is forfeited.

We have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2010 had the applicable performance period ended at that date. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period, and may be fewer or greater than the number reported in the table. As of December 31, 2010, the performance-based restricted stock units granted on January 4, 2010 and February 11, 2010 were below the minimum performance level required for vesting. If performance as of December 31, 2010 had reached the level required for target (i.e., 100%) vesting of these performance-based restricted stock units (together with reinvested dividend equivalents), the number of shares reported for each officer would have been: 13,097 for Mr. Allman; 34,073 for Ms. Reed; 7,367 for Ms. Smith; 9,004 for Mr. Keith; 7,572 for Mr. Stewart; 7,367 for Mr. Schavrien; and 4,502 for Mr. Schlax.

(C)	Includes shares purchased and deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(D)	Weighted average exercise price of all exercisable and unexercisable option shares. The weighted average exercise prices of exercisable option shares and unexercisable option shares are, respectively: $39.00 and $52.65 for Mr. Allman; $42.06 and $52.17 for Ms. Reed; $51.83 and $52.96 for Ms. Smith; $46.86 and $52.99 for Mr. Keith; $51.80 and $53.01 for Mr. Stewart; $47.55 and $52.85 for Mr. Schavrien; and $51.76 and $52.53 for Mr. Schlax.

(E)	These shares vested on January 3, 2011. The value realized upon the January 3, 2011 vesting of these shares, which is calculated using the average of the high and low price of Sempra Energy common stock on the vesting date, is set forth in Note C to “Option Exercises and Stock Vested.”

Option Exercises and Stock Vested

The table below summarizes information regarding the stock options that were exercised and restricted stock that vested during 2010 for each of the executive officers named in the Summary Compensation Table.

2010 Options Exercised and Stock Vested	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)	Number of Shares Acquired on Vesting	Value Realized on Vesting (B)(C)
Michael W. Allman	—	$—	—	$—
Debra L. Reed	40,300	$1,087,580	—	$—
Anne S. Smith	20,200	$368,320	—	$—
Erbin Keith	14,850	$353,430	—	$—
Lee M. Stewart	—	$—	—	$—
Lee Schavrien	—	$—	—	$—
Robert M. Schlax	—	$—	—	$—

(A)	Difference between the market value of the Sempra Energy option shares on the exercise date and the option exercise price.

(B)	Market value of vesting Sempra Energy stock (including reinvested dividends) at the vesting date.

(C)	The 2007-2010 restricted stock award vested on January 3, 2011 and is not reflected in the table above. The number of shares vested and their market value at the vesting date were: 15,531 shares and $815,169 for Mr. Allman; 23,630 shares and $1,240,222 for Ms. Reed; 9,985 shares and $524,037 for Ms. Smith; 12,314 shares and $646,312 for Mr. Keith; 10,650 shares and $558,973 for Mr. Stewart; 8,986 shares and $471,633 for Mr. Schavrien; and 4,549 shares and $238,728 for Mr. Schlax.

Pension Benefits

Executive officers participate, along with most other employees, in the Sempra Energy Cash Balance Plan, a broad-based tax-qualified retirement plan. Under the plan, a notional account is credited annually for each participant in an amount equal to 7.5% of the participant’s salary and bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, most executive officers participate in a Supplemental Executive Retirement Plan. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the 24 consecutive months of highest base salary prior to retirement plus the average of the three highest annual bonuses during the ten years prior to retirement), years of service and age at retirement of the executive officer and the officer’s spouse.

Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50% joint and survivor annuity is 20% after five years of service, 40% after ten years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants with at least three years of service who do not meet the minimum vesting criteria under the defined benefit formula (five years of service and attainment of age 55) are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans.

Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

The table below summarizes the present value of accumulated benefits under the various retirement plans at December 31, 2010 for the executive officers named in the Summary Compensation Table. None of our named executive officers received any payments of pension benefits during the year ended December 31, 2010.

Pension Benefits at Year-End	Plan	Years of Credited Service	Present Value of Accumulated Benefit (A)
Michael W. Allman	Cash Balance Plan	12	$205,406
	Supplemental Executive Retirement Plan	12	2,638,895

	Total		$2,844,301	(B)

Debra L. Reed	Cash Balance Plan	33	$926,416
	Supplemental Executive Retirement Plan	33	5,689,056

	Total		$6,615,472	(B)

Anne S. Smith	Cash Balance Plan	33	$1,046,407
	Supplemental Executive Retirement Plan	33	2,937,169

	Total		$3,983,576	(C)

Erbin Keith	Cash Balance Plan	13	$385,116	(B)

Lee M. Stewart	Cash Balance Plan	43	$1,834,283
	Supplemental Executive Retirement Plan	43	3,751,131

	Total		$5,585,414	(C)

Lee Schavrien	Cash Balance Plan	33	$854,957
	Supplemental Executive Retirement Plan	33	3,181,692

	Total		$4,036,649	(C)

Robert M. Schlax	Cash Balance Plan	5	$161,400	(B)

(A)	Based upon the assumptions used for financial reporting purposes set forth in Note 8 of the Notes to Consolidated Financial Statements contained in our Annual Report to Shareholders, except retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under those plans or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan.

(B)

Mr. Allman and Ms. Reed are vested in benefits under the Cash Balance Plan but not under the Supplemental Executive Retirement Plan defined benefit formula. Had their employment terminated at December 31, 2010, their benefits would have been $645,421 for Mr. Allman and $4,842,054 for Ms. Reed. Messrs. Keith and Schlax, who are not participants in the Supplemental Executive Retirement Plan, are vested in benefits under the Cash Balance Plan, which include qualified Cash Balance Plan benefits and nonqualified Cash Balance Restoration Plan benefits which restore amounts that would have been payable under the Cash Balance Plan but for IRS limits on tax-qualified plans. Had their employment terminated on December 31, 2010, their benefits would have been $460,019 for Mr. Keith and $184,364 for Mr. Schlax.

(C)	Ms. Smith and Mr. Schavrien, who at December 31, 2010 were ages 57 and 56, respectively, are eligible for early retirement benefits. Had they retired at December 31, 2010 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $5,192,051 for Ms. Smith and $5,100,802 for Mr. Schavrien. Mr. Stewart retired on December 1, 2010. His pension benefit will be paid in a lump sum on June 1, 2011.

Nonqualified Deferred Compensation

Sempra Energy’s nonqualified deferred compensation plans permit executives of the Sempra Energy utilities to elect on a year-by-year basis to defer the receipt of all or a portion of their annual salary and bonus for payment in installments or in a lump sum at a future date selected by the executive at the time of the deferral election. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Rate plus 1% (7.40% for 2010) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under tax-qualified 401(k) savings plans in which all employees may elect to participate.

The table below summarizes information relating to the participation in Sempra Energy’s nonqualified deferred compensation plans for each of the executive officers named in the Summary Compensation Table.

2010 Nonqualified Deferred Compensation	Executive Contributions in 2010 (A)	Company Contributions in 2010 (B)	Aggregate Earnings in 2010 (C)	Aggregate Distributions in 2010	Aggregate Balance at 12/31/10 (D)
Michael W. Allman	$71,192	$20,732	$325,076	$176,395	$4,549,937
Debra L. Reed	$318,974	$30,560	$261,274	$—	$3,778,115
Anne S. Smith	$272,349	$11,932	$318,315	$—	$3,575,774
Erbin Keith	$20,766	$14,779	$111,146	$—	$1,426,052
Lee M. Stewart	$60,849	$11,820	$206,629	$—	$3,085,162
Lee Schavrien	$35,169	$10,957	$23,037	$—	$322,164
Robert M. Schlax	$45,700	$6,619	$12,894	$—	$329,521

(A)	Executive contributions consist of deferrals of salary and bonus that are also reported as compensation in the Summary Compensation Table. However, timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts for the year in which they were earned) and related deferral dates (the date on which the bonuses otherwise would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2010 that are also included as salary and bonus compensation reported in the Summary Compensation Table total $26,912 for Mr. Allman, $35,724 for Ms. Reed, $88,109 for Ms. Smith, $20,766 for Mr. Keith, $20,379 for Mr. Stewart, $19,869 for Mr. Schavrien, and $26,670 for Mr. Schlax.

(B)	Company contributions are identical to the amounts that the executive would have received under tax-qualified 401(k) savings plans but for maximum dollar limitations on amounts that may be deferred under tax-qualified plans. These contributions are also reported as compensation in the Summary Compensation Table.

(C)	Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and company contributions during the year. Earnings consisting of above-market interest are reported in the Summary Compensation Table. Excluding above-market interest, gains for 2010 were $218,188 for Mr. Allman, $200,612 for Ms. Reed, $273,206 for Ms. Smith, $83,109 for Mr. Keith, $149,280 for Mr. Stewart, $22,258 for Mr. Schavrien, and $12,894 for Mr. Schlax.

(D)

Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the Summary Compensation

Table for 2010 or prior years to the extent such reporting requirements were then applicable to the executive. Such aggregate amounts reported in the Summary Compensation Table for fiscal years 2008, 2009 and 2010 are $198,812 for Mr. Allman, $605,121 for Ms. Reed, $994,430 for Ms. Smith, $63,582 for Mr. Keith, $454,620 for Mr. Stewart, $46,905 for Mr. Schavrien, and $159,597 for Mr. Schlax.

Severance Pay and Change in Control Agreements

We have a severance pay agreement with each of our executive officers named in the Summary Compensation Table. Each agreement is for a term of two years and is automatically extended for an additional year upon each anniversary of the agreement unless we or the executive elect not to extend the term.

The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the term of the agreement for reasons other than cause, death or disability, or in the event that the executive were to resign for “good reason” as defined in the agreement. The nature and amount of the severance benefits vary somewhat with the executive’s position, and increased benefits are provided if the executive enters into an agreement with the company to provide consulting services for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits are also provided if the termination of employment or resignation were to occur within two years of a “change in control” of Sempra Energy.

The definitions of “cause” and “good reason” vary somewhat based on whether the termination of employment occurs before or after a change in control of Sempra Energy. However, cause is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and good reason is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities, and certain changes in employment location. A “change in control” is defined in the agreements to include events resulting in a change in the effective control of Sempra Energy or a change in the ownership of a substantial portion of Sempra Energy’s assets.

Our stock option, restricted stock, and restricted stock unit agreements provide that all such awards would become immediately exercisable and all forfeiture and transfer conditions on restricted stock and restricted stock units would immediately terminate upon a change in control of Sempra Energy, whether or not accompanied or followed by a termination of the executive’s employment.

Below we summarize the benefits each of our executive officers named in the Summary Compensation Table would have been entitled to receive had we terminated his or her employment (other than for cause, death or disability) at December 31, 2010 or had the executive resigned for good reason, and the benefits each executive would have been entitled to receive had such termination or resignation occurred within two years following a change in control of Sempra Energy. These amounts assume the executive had entered into a two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance benefits and the enhanced benefits would not be subject to excise taxes for which the executive would be entitled to reimbursement. We also show the benefits that each executive would have been entitled to receive (accelerated vesting and exercisability of stock options and vesting of restricted stock and restricted stock units) had a change in control of Sempra Energy occurred on December 31, 2010, whether or not accompanied or followed by a termination of the executive’s employment. Mr. Stewart retired on December 1, 2010, and accordingly he is not included in the table below.

Severance and Change in Control Benefits	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason		Change in Control Only
	Unrelated to a Change in Control	Change in Control	(Without Termination of Employment)
Michael W. Allman
Lump Sum Cash Payment (A)	$1,329,400	$1,772,533	$—
Acceleration of Existing Equity Awards (B)	—	3,386,342	3,386,342
Enhanced Retirement Benefits (C)	—	2,941,452	—
Health & Welfare Benefits (D)	35,611	62,982	—
Financial Planning (E)	37,500	50,000	—
Outplacement	50,000	50,000	—

Total	$1,452,511	$8,263,309	$3,386,342

Excise Tax Gross-Up (F)	$—	$2,920,987	$—

Debra L. Reed
Lump Sum Cash Payment (A)	$1,769,800	$2,359,733	$—
Acceleration of Existing Equity Awards (B)	—	5,906,793	5,906,793
Enhanced Retirement Benefits (C)	—	4,581,423	—
Health & Welfare Benefits (D)	28,421	63,419	—
Financial Planning (E)	37,500	50,000	—
Outplacement	50,000	50,000	—

Total	$1,885,721	$13,011,368	$5,906,793

Excise Tax Gross-Up (F)	—	$4,811,412	—

Anne S. Smith
Lump Sum Cash Payment (A)	$904,400	$1,205,867	$—
Acceleration of Existing Equity Awards (B)	—	2,052,858	2,052,858
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	35,972	65,670	—
Financial Planning (E)	37,500	50,000	—
Outplacement	50,000	50,000	—

Total	$1,027,872	$3,424,395	$2,052,858

Excise Tax Gross-Up (F)	$—	$—	$—

Erbin Keith
Lump Sum Cash Payment (A)	$663,267	$1,002,167	$—
Acceleration of Existing Equity Awards (B)	—	2,508,898	2,508,898
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	21,184	34,703	—
Financial Planning (E)	25,000	37,500	—
Outplacement	50,000	50,000	—

Total	$759,451	$3,633,268	$2,508,898

Excise Tax Gross-Up (F)	$—	$—	$—

Lee Schavrien
Lump Sum Cash Payment (A)	$878,400	$1,171,200	$—
Acceleration of Existing Equity Awards (B)	—	1,930,035	1,930,035
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	31,777	58,968	—
Financial Planning (E)	37,500	50,000	—
Outplacement	50,000	50,000	—

Total	$997,677	$3,260,203	$1,930,035

Excise Tax Gross-Up (F)	$—	$—	$—

Severance and Change in Control Benefits	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason		Change in Control Only
	Unrelated to a Change in Control	Change in Control	(Without Termination of Employment)
Robert M. Schlax
Lump Sum Cash Payment (A)	$460,433	$690,650	$—
Acceleration of Existing Equity Awards (B)	—	1,105,400	1,105,400
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	21,184	34,235	—
Financial Planning (E)	25,000	37,500	—
Outplacement	50,000	50,000	—

Total	$556,617	$1,917,785	$1,105,400

Excise Tax Gross-Up (F)	$—	$765,190	$426,848

(A)	Severance payment ranging from one to 1.5 times (from 1.5 to two times following a change in control) the sum of annual base salary and the average of the last three incentive bonuses. Excludes payment of bonus earned in the year of termination.

(B)	Fair market value at December 31, 2010 of performance-based restricted stock and shares subject to performance-based restricted stock units for which forfeiture restrictions would terminate, and the difference between the fair market value at that date and the exercise price of stock options that would become exercisable. The amounts for performance-based restricted stock units include the full amount attributable to the 2007 grant that vested on January 3, 2011. These amounts are $815,091 for Mr. Allman, $1,240,103 for Ms. Reed, $523,987 for Ms. Smith, $646,251 for Mr. Keith, $471,589 for Mr. Schavrien, and $238,705 for Mr. Schlax. Stock option amounts include those attributable to fully vested but otherwise not yet exercisable options held by retirement eligible executives. Such amounts are $56,309 for Ms. Smith and $54,344 for Mr. Schavrien. For additional information regarding options held by retirement eligible executives, please see Note A to “Outstanding Equity Awards at Year-End.”

(C)	For Mr. Allman and Ms. Reed, the amount shown for termination accompanied by a change in control is the incremental actuarial value assuming that they had attained age 62, but reduced for applicable early retirement factors.

(D)	Estimated value associated with continuation of health benefits for 18 months for Ms. Reed, Ms. Smith and Messrs. Allman and Schavrien, and 12 months for Messrs. Keith and Schlax for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for two years for Ms. Reed, Ms. Smith and Messrs. Allman and Schavrien, and 18 months for Messrs. Keith and Schlax for termination accompanied by a change in control.

(E)	Estimated value associated with continuation of financial planning services for 18 months for Ms. Reed, Ms. Smith and Messrs. Allman and Schavrien, and 12 months for Messrs. Keith and Schlax for termination unrelated to a change in control, and two years for Ms. Reed, Ms. Smith and Messrs. Allman and Schavrien, and 18 months for Messrs. Keith and Schlax for termination accompanied by a change in control.

(F)	Gross-up payment to fully reimburse the executive for excise taxes associated with change in control payments that exceed 2.99 times the executive’s five-year average compensation. The executive is not reimbursed for other taxes associated with the amounts shown in the Total line.

Executive officers who voluntarily terminate their employment (other than for good reason) or whose employment is terminated by death or disability or by the company for cause are not entitled to enhanced benefits.

ANNUAL REPORT

The companies are mailing the joint Annual Report to Shareholders of Sempra Energy, SDG&E, PE and SoCalGas to their shareholders together with this Information Statement.

This Notice of Annual Meetings and this Information Statement are sent by order of the Boards of Directors of Southern California Gas Company and Pacific Enterprises.

Jennifer F. Jett

Corporate Secretary

Dated: April 20, 2011